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[LETTERHEAD]

                                                                   NEWS RELEASE


CONTACT:  James Carroll
          Chairman and Chief Executive Officer
          (615) 444-0191


                                                          FOR IMMEDIATE RELEASE


     ORANGE, CALIFORNIA, April 23, 1998 - Wynn's International, Inc. (NYSE:WN) reported today that on April 20, 1998, Local 692 of the International Association of Machinists and Aerospace Workers went on strike against the two Lebanon, Tennessee facilities of Wynn's-Precision, Inc. (Precision), a wholly-owned subsidiary of the Company. The strike followed unsuccessful negotiations between Precision and the Union to extend the expiring collective bargaining agreement for the Lebanon facilities.

     Precision's Lebanon facilities are continuing with limited production using existing non-union employees. Precision's six other major production facilities are unaffected by the strike. Certain work has been transferred to other Precision facilities.

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WYNN'S INTERNATIONAL, INC.
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     James Carroll, Chairman of the Board and Chief Executive Officer, said,
"The Company is presently unable to predict what impact, if any, the strike will have on the financial results of the Company. The effect of the strike will depend on its duration and the ability of Precision's Lebanon facilities to continue production during the strike using other available existing and replacement employees."


Wynn's International, Inc., founded in 1939, is a worldwide supplier of high quality O-rings and sealing products; specialty chemical products, equipment and related service programs; and builders hardware supplies. The Company is headquartered at 500 North State College Boulevard, Suite 700, Orange, California 92868, telephone (714) 938-3700.


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